Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Vision-Sciences, Inc. and Subsidiaries on Form S-4 to be filed on or about January 27, 2015 of our report dated May 30, 2014, on our audits of the consolidated financial statements as of March 31, 2014 and 2013 and for each of the years in the two-year period ended March 31, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ EisnerAmper LLP

Iselin, New Jersey
January 27, 2015